EXHIBIT 10.43

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”), dated as of September 30, 2006, is entered into by and between NYFIX, Inc., a New York Corporation with offices at 100 Wall Street, 26th Floor, New York NY 10005 (the “Company”) and Mark R. Hahn, (the “Employee”). Each of the Company and the Employee shall be referred to herein as a “Party;” or, taken together, the “Parties.” In consideration of the mutual promises and agreements contained herein and for other good, valuable, and received consideration, Employee and the Company agree as follows:

1.        Employee’s last day of employment with the Company is September 30, 2006 (the “Effective Date”).

2.            (a)         Company officials have informed Employee regarding the benefits Employee has a right to receive upon the termination of employment from the Company, as described in the attached separation letter, and explained to Employee that in addition to those benefits, the Company will give Employee certain severance benefits outlined in this Agreement (“Severance Benefits”) if, and only if, Employee signs this Agreement and complies with its terms.

(b)          In consideration of Employee signing this Agreement and in exchange for the promises, covenants, and waivers set forth herein, the Company agrees, following passage of the Revocation Period, referenced below, to:

(i)

pay Employee, or Employee’s estate in the event of death, Three Hundred Thirty Thousand Seven Hundred Fifty Dollars ($330,750), which is equal to one year base salary, which would not otherwise be paid, which will be paid, minus required and authorized withholding deductions, by salary continuation through December 2006 and a lump sum payment on January 12, 2007 for the remaining unpaid amount;

(ii)	pay Employee unused vacation in the amount of five weeks, or Thirty One Thousand Eight Hundred Three Dollars ($ 31,803), minus required and authorized withholding deductions, on Effective Date;
(iii)

provided the Employee properly elects COBRA coverage, which the Company acknowledges receipt of such election, pay for such continuation coverage until the earlier of (a) March 31, 2008 or (b) the date employee becomes eligible for medical and dental benefits in connection with his next employer;

(iv)	to provide Employee his laptop computer, for which Employee acknowledges receipt, used during his employment.
(v)

that it will use reasonable efforts to cause it officers, employees and directors (present or past) not to, denigrate, defame, disparage, impugn or otherwise damage or assail the reputation or integrity of the Employee, provided, however, that Company and its officers, employees and directors may make such disclosures as may be

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required by law or to cooperate with the SEC, the United States Attorney or any other regulatory body with jurisdiction over the Company; and

(vi)

to pay on behalf of Employee legal fees and related travel and miscellaneous expenses, related to any discussions, formal or informal, with any government authority or agencies (e.g. SEC) related to current or future inquires or investigations involving the Company, its officers and directors (past or present), and the Employee.

3.            (a) In consideration of the payment and benefits described in this Agreement, the covenants and agreements included herein, and for other good and valuable consideration, Employee, on behalf of Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns, hereby expressly and irrevocably waives, releases, acquits and forever discharges the Company and its current and former parent companies, affiliates, subsidiaries, divisions and related entities and the current and former employees, executives, managers, officers, directors, owners, shareholders, investors, representatives, administrators, fiduciaries, agents, attorneys, insurers, successors and assigns of each of them and employee benefit programs of any of them (and the trustees, administrators, fiduciaries and insurers of any such programs) and any other person acting by, through, under, or in concert with any of the aforementioned persons or entities (collectively, the “Released Parties”) from all debts, obligations, promises, covenants, agreements, contracts (including, without limitation, the Executive Agreement with Employee dated on or about January 31, 2006), endorsements, bonds, controversies, suits, actions, causes of action, counterclaims, crossclaims, judgments, damages, expenses, claims or demands, in law or equity, which Employee ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Employee’s execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Employee’s employment with or termination of employment from the Company or any current or former subsidiary or affiliate of the Company, all claims based on any contract (express or implied, including any employment agreement between the Company and Employee), fraud, misrepresentation, stock fraud, defamation, wrongful termination, estoppel, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options, health benefits and/or fringe benefits, claims for attorneys’ fees, vacation pay, sick pay or bonuses, debts, accounts, any benefit plan, any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, all claims arising under any federal, state or local statute, law, rule regulation or ordinance, all claims for alleged discrimination based upon any protected category, including race, color, sex, age, religion, sexual orientation, disability or national origin, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Fair Labor Standards Act; the New York State Human Rights Law; the New York City Human Rights Law; or any other federal, state or local statute, law, rule, regulation, statute or ordinance of any kind.

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(b)          Employee hereby represents and agrees that Employee has not filed any lawsuit against the Company or any other Company Released Party or filed or caused to be filed any charge or complaint against the Company or any other Company Released Party with any municipal, state, or federal agency charged with the enforcement of any law. Employee also agrees, to the extent consistent with applicable law, not to initiate any legal action, charge, or complaint against the Company or any other Company Released Party in any forum whatsoever in connection with the claims released by Employee in this Agreement. In addition, to the extent any such action may be brought, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.

(c)          Employee represents and warrants that Employee is the sole owner of the claims Employee releases herein and has not directly or indirectly transferred or assigned any such claims to anyone else, and Employee has the full right and power to execute the releases and agreements in this Agreement.

4.            Subject to the provisions of Section 3, Employee acknowledges and understands that Employee is releasing claims against Released Parties regarding any matter arising on or before the Effective Date, and that Employee has released and waived claims and rights hereunder knowingly and voluntarily, in exchange for consideration in addition to anything of value to which such Party already is entitled.

5.            Employee will have until December 29, 2006, which is 90 days from Effective Date, to exercise any options validly granted to Employee under the NYFIX, Inc. 2001 Stock Option Plan or the NYFIX, Inc. Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan that were vested as of Effective Date, as reflected in the Options Statement provided to Employee by Steve Vigliotti, Chief Financial Officer. Employee should notify Maria Caro-Rainford, Director-Human Resources, via email if Employee would like to exercise any of his vested options. At this time the Company is not able to issue any stock. Therefore, the Company will retain Employee’s exercise request on record, and notify him when the Company is able to issue stock. All remaining outstanding options not exercised in this fashion will lapse as of 90 days from the Effective Date, and all options unvested as of the Effective Date lapsed as of the Effective Date.

6.            Employee acknowledges that employment with the Company has brought Employee into close contact with many confidential affairs of the Company, including information about the Company’s trade secrets, proprietary information, products and methods, client lists, financial affairs, books and records, commitments, procedures, plans and prospects, products and technologies in development, strategies, current or prospective transactions or business of the Company, costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, business affairs and methods, and other information not readily available to the public (collectively, “Confidential Information”). Employee further acknowledges that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world, and that the nature of Employee’s services, position and expertise are such that Employee is

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capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, Employee hereby covenants and agrees:

(a)          Employee shall keep secret all confidential and proprietary matters of the Company, including the Confidential Information, and shall not intentionally disclose such matters to anyone outside of the Company at any time, except with the Company’s written consent or to respond to an SEC or other governmental inquiry or investigation, provided that: (i) Employee shall have no such obligation to the extent such matters are or become publicly known other than as a result of Employee’s breach of any obligation hereunder; and (ii) Employee shall have no such obligation to the extent such matters are received by Employee from a third party not under any express or implied duty to keep such matters confidential.

(b)          Employee shall keep every term of this Agreement confidential and will not hereafter disclose the existence of this Agreement, the fact that a separation agreement was being discussed or considered, the substance or contents of this Agreement, or the amount or fact of payment of money or provision of benefits (collectively “Separation Issues”) to any person or persons, or engage in any other conduct that suggests the negotiation or existence or amount or extent or terms of this Agreement; provided, however, that (i) Employee may disclose information concerning the Separation Issues that has been disclosed publicly by the Company; (ii) Employee may disclose the fact, existence and terms of the non-solicitation, non-compete, and confidentiality provisions set forth in this Section 6 to prospective employers and business partners who request such information; (iii) Employee may disclose information concerning the Separation Issues to Employee’s tax advisors, attorneys, and immediate family, provided that Employee inform such individuals that they must not reveal such information to any third party and must maintain the strictest confidentiality regarding such information; and (iv) Employee may disclose the information described in this Agreement pursuant to a subpoena, court order, any response to an SEC, United States Attorney’s Office or other governmental inquiry or investigation, or other judicial or regulatory or governmental process, provided that Employee shall first notify the Company in writing of the request for such disclosure and cooperate fully with the Company to legally resist disclosure of the information prior to actual compliance with the request.

(c)          Employee agrees that Employee will not denigrate, disparage, defame, impugn or otherwise damage or assail the reputation or integrity of the Company or any Company Released Party.

(d)          Employee shall not, for a period of 12 months after the Effective Date, either directly or indirectly as a sole proprietor, partner, stockholder, investor, officer or director of a corporation, or as an executive, agent, associate or consultant of any person, firm, corporation or other entity, without the prior written consent of the Company

(i)           engage in any activity or employment in the faithful performance of which it could be reasonably anticipated that Employee would or would be required or expected to use or disclose any confidential information or trade secrets of the Company or any of its subsidiaries; or

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(ii)          solicit business or accept orders for products or services competitive with the Company or any of its subsidiaries, from any of their clients or prospective clients with whom Employee dealt with either directly or indirectly during the period of Employee’s employment.

(e)          Employee acknowledges that: (i) the terms of this Section 6 are reasonable and necessary to protect the Company’s legitimate interests; (ii) this Section’s restrictions will not prevent Employee from earning or seeking a livelihood; (iii) this Section’s restrictions shall apply wherever permitted by law; and (iv) Employee’s violation of any of this Section’s terms would irreparably harm the Company. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if Employee violates any of the provisions of this Section 6, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Employee agrees that if Employee sues or otherwise initiates a legal action against the Company or any of the Released Parties asserting any claims that are released in Section 3 hereof, or if Employee breaches any promise made in this Section 6, Employee will pay the reasonable attorneys’ fees, costs, and damages that the Company or any Released Party may incur as a result thereof, and all remaining provisions of this Agreement shall remain in full force and effect.

(f)           In the event that any court of competent jurisdiction determines that any paragraph or clause of this Section 6 is not enforceable or is void due to public policy or for any other reason, then the paragraph or clause involved shall be redrafted as consistent as possible with the intent of this Section 6 so as to be enforceable. In the event such paragraph or clause cannot be so drafted, then such paragraph or clause shall be deemed to not be a part of this Section 6, and all other provisions of this Section 6 and this Agreement shall remain in full effect and enforceable.

7.        Employee understands and agrees that Employee’s obligations under Section 6 above are material inducements to the Company to enter into this Agreement. Without limiting the Company Released Parties’ remedies in any way, Employee agrees that the Company and the other Released Parties shall be entitled to seek specific enforcement or any other mode of injunctive and/or other equitable relief (without the necessity of showing any actual damage or posting a bond or furnishing any other security) to prevent any breach of Section 6 and/or to enforce their rights under such Section by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company or another Released Party, as the case may be, and that money damages will not provide an adequate remedy to the Company or any other affected Released Party. Nothing in this Section 7 shall be construed to limit the right of the Company or any other affected Released Party to collect money damages if Employee breaches any provision of this Agreement, including, without limitation, Section 6 hereof. Employee agrees to reimburse the Released Parties for all costs and expenses (including without limitation court costs and reasonable attorneys’ fees) incurred by any of them in enforcing any provision of this Agreement.

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8.            Employee agrees that Employee will cooperate fully with the Company in the resolution of any disputes or litigation which the Company may face for which Employee may have knowledge of any facts or events, material or otherwise (including, without limitation, any SEC, grand jury, United States Attorney’s Office or other governmental inquiry or investigation) and, except where prohibited by applicable law, Employee will not voluntarily discuss any such disputes, litigation, facts or events with anyone other than the Company. The Company agrees that any such requests for cooperation will be reasonable and where feasible shall occur during non-business hours unless by mutual agreement.

9.            Within two business days after the Revocation Period, referenced below, Employee will return to the Company all remaining files, memoranda, documents, records, copies of the foregoing, the Company-provided credit cards, keys, building passes, security passes, access or identification cards, computer and telephone equipment, and any other property of the Company in Employee’s possession or control (including, without limitation, all of such materials provided by the Employee to his attorney), including any written, electronic, or computerized materials, records, files, and documents made by Employee or coming into Employee’s possession during the course of employment with the Company which contain or refer to the Confidential Information. Employee agrees that if Employee owes any amounts to the Company (directly or through third party accounts, such as non-business-related charges on a Company-issued credit card or cellular telephone) following the Effective Date, Employee hereby authorizes the Company to deduct the full value of such amounts from any payments owed to Employee under this Agreement.

10.          Nothing in this Agreement is intended to or shall be construed as an admission by the Employee, the Company or any other Released Party that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee, the Company or any of the other Employee or Company Released Parties or otherwise. Each of the Employee, the Company and other Released Parties expressly denies any such illegal or wrongful conduct.

11.          Nothing in this Agreement shall limit any right the Employee may have under the indemnification agreements dated December 17, 2002 and January 8, 2003.

12.          This Agreement, together with the aforementioned indemnification agreements constitute the entire agreement between Employee and the Company with respect to the subject matter hereof, and supersedes and cancels all prior written or oral agreements, if any, between Employee and the Company with respect to such subject matter. Employee affirms that, in entering into this Agreement, Employee is not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

13.          Employee agrees to send all communications to the Company in writing, by certified or overnight mail, addressed as follows (or in any other manner the Company notifies Employee to use):

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Maria Caro-Rainford

NYFIX, Inc.

100 Wall Street

New York, NY 10005

with a copy to:

Brian Bellardo

General Counsel

NYFIX, Inc.

100 Wall Street

New York, NY 10005

13.          No provisions of this Agreement may be modified, waived, amended or discharged except by a written document signed by Employee and a duly authorized Company officer.

14.          This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

15.          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. A waiver of any condition or provision of this Agreement in a given instance shall not be deemed a waiver of such condition or provision, or any other condition or provision, at any other time. If any provision, term or clause of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, such provision, term or clause shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

16.          The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws). The parties agree that any action to enforce the terms of this Agreement shall be brought in state or federal court located in the County of New York, New York; provided, however, that an action by the Company to enforce its rights under Section 6 may be brought in any court of competent jurisdiction, which court shall apply the internal laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws).

17.          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

18.          This Agreement shall be construed as a whole according to its fair meaning, and shall not be construed strictly for or against Employee or the Company. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other.

19.          Any compensation or benefits payable under this Agreement shall be subject to applicable federal, state and local withholding taxes and allowances, where appropriate.

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20.          The Company advised Employee to take this Agreement home, read it, and carefully consider all of its terms before signing it. The Company gave Employee at least twenty-one (21) days in which to consider this Agreement, and Employee waives any right Employee may have to additional time beyond this consideration period. The Company advised Employee to discuss this Agreement with Employee’s own attorney (at Employee’s own expense) during this period if Employee wished to do so. Employee understands that Employee may revoke this Agreement within seven (7) days after signing it by delivering written notice to the Company to that effect within that time period (the “Revocation Period”). Any amendment to this Agreement shall not extend the Revocation Period or begin the time for a new or additional period within which Employee may revoke this Agreement. Employee understands that if Employee revokes this Agreement, Employee will not be entitled to any of the benefits set forth herein. Employee agrees that Employee has carefully read this Agreement, fully understand what it means, and is entering into it voluntarily.

CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT AND RELEASE. BY SIGNING THIS AGREEMENT YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND EACH OF ITS TERMS, AND INTEND TO BE BOUND THEREBY:

Mark R. Hahn	NYFIX, INC.

By: /s/ Mark R. Hahn	By: /s/ Brian Bellardo

(Please sign)

Date: November 27, 2006	Title: General Counsel

Date: December 1, 2006

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